Exhibit 99.1

ORION GROUP HOLDINGS REPORTS

SECOND QUARTER 2025 RESULTS and Reaffirms FISCAL YEAR 2025 Guidance

HOUSTON – July 29, 2025 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”, “Orion”), a leading specialty construction company, today reported its financial results for the second quarter ended June 30, 2025.

Highlights for the quarter ended June 30, 2025: (Comparisons to second quarter of 2024)

($ in millions, except EPS)

●Revenue grew 7% to $205 million
●GAAP Net Income grew $7.4 million to $0.8 million
●Adjusted EBITDA doubled to $11 million and margins increased 240 bps to 5.3%
●Contracted backlog at the end of 2Q2025 was $750 million with 1H’25 new contract wins of over $450 million
●Management reaffirmed full year 2025 guidance
●Strengthened management team by adding Alison Vasquez, CFO, to help execute the next phase of the Company’s growth strategy

	Three months ended
	June 30,	June 30,
	2025	2024
Revenue	$205.3	$192.2
GAAP Net Income	$0.8	$(6.6)
GAAP EPS	$0.02	$(0.20)
Adjusted EBITDA	$11.0	$5.5
Adjusted EPS	$0.07	$(0.12)

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“We delivered another strong performance in the second quarter with revenue increasing 7% to $205 million and Adjusted EBITDA doubling to $11 million from the second quarter last year. Sequentially, results were also strong  with revenue up 9% over the first quarter and Adjusted EBITDA up 34%. Our results were primarily driven by new contract awards in both segments and reflect our commitment to disciplined, profitable growth,” said Travis Boone, Chief Executive Officer of Orion Group Holdings.

“We continue to see strong demand across the markets we serve. For the first six months of the year, we grew our backlog over the first half of 2024 with high-quality, mission critical projects. Our opportunity pipeline grew from $16 billion last quarter to $18 billion today, fueled by diverse growth drivers with multiple sources of public and private funding, which gives us continued confidence in our plans for growth. In our Marine segment, we see robust opportunities resulting from the U.S. Navy’s deterrence strategy in the Pacific, port expansions and maintenance, coastal rehabilitation and energy infrastructure. In our Concrete segment, demand from the data center sector remains exceptionally strong, and we continue to secure a healthy share of opportunities coming to market with an expanding base of clients.”

“As we enter the second half of the year, we are optimistic about our outlook. We are well positioned to capitalize on the opportunities before us with the right team in place to execute on the next phase of our growth strategy, an outstanding safety record, and high barriers to entry that limit competition. With the majority of our 2025 work under contract as of the end of the quarter, we are pleased to reaffirm our full year 2025 financial guidance,” concluded Boone.

Second Quarter 2025 Results

Contract revenues were $205.3 million, up 7% from $192.2 million in the second quarter last year and up 9% from $188.7 million in the first quarter of 2025. The year-over-year and sequential increases in contract revenues were primarily due to new awards and higher volume across the Marine and Concrete segments.

Gross profit was $25.8 million, up 41% from $18.3 million in the second quarter of 2024 and up 12% from $23.0 million in the first quarter of 2025. The increases in gross profit were primarily driven by increased revenue, improved operational performance on Marine projects, and reduced indirect expenses, partially offset by favorable concrete project close-outs in 2024 that did not reoccur in 2025.

Selling, general and administrative (“SG&A”) expenses were $22.8 million, up from $21.1 million in the second quarter of 2024 primarily due to increased spending to support business growth.

GAAP net income for the second quarter was $0.8 million, or $0.02 per diluted share, compared to a net loss of $6.6 million, or a loss of  $0.20 per diluted share,  in the second quarter of 2024.

Adjusted EBITDA for the second quarter doubled to $11.0 million from $5.5 million in the second quarter of 2024 and was up 34% from $8.2 million in the first quarter of 2025. Both the comparative and sequential increases were  driven by revenue growth and gross profit expansion.

Backlog

	June 30,	December 31,
	2025	2024
Marine	$554.8	$582.8
Concrete	190.9	146.3
Total	$745.7	$729.1

Second quarter 2025 backlog included over $100 million in new awards. The Marine segment  won an export dock replacement project and two projects with the Port of Tampa Bay—a 3-year maintenance dredging contract and a critical infrastructure improvement project. The Concrete segment was awarded multiple new projects spanning data centers, energy, consumer goods, and transportation.

Balance Sheet Update

As of June 30, 2025, current assets were $280.0 million, including unrestricted cash and cash equivalents of $1.7 million. Total debt outstanding as of June 30, 2025 was $33.4 million and the . Company had $10.0 million of borrowings under its revolving credit facility.

Fiscal Year 2025 Guidance

For the full year 2025, Orion is pleased to reaffirm its annual 2025 financial guidance:

●	Revenue in the range of $800 million to $850 million
●	Adjusted EBITDA in the range of $42 million to $46 million
●	Adjusted EPS in the range of $0.11 to $0.17
●	Capital expenditures in the range of $25 million to $35 million

Conference Call Details

Orion Group Holdings will host a conference call to discuss the second quarter 2025 financial results at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Wednesday, July 30, 2025. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies that use similarly titled measures. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2024 Annual Report on Form 10-K, filed on March 5, 2025 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact:

Margaret Boyce

713-852-6500

mboyce@orn.net

Source: Orion Group Holdings, Inc.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Contract revenues	$205,286	$192,167	$393,939	$352,839
Costs of contract revenues	179,489	173,886	345,127	319,020
Gross profit	25,797	18,281	48,812	33,819
Selling, general and administrative expenses	22,774	21,135	45,319	40,134
Gain on disposal of assets, net	(409)	(86)	(772)	(423)
Operating income (loss)	3,432	(2,768)	4,265	(5,892)
Other (expense) income:
Interest expense	(2,920)	(3,345)	(5,254)	(6,719)
Other income	117	127	344	216
Other expense, net	(2,803)	(3,218)	(4,910)	(6,503)
Income (loss) before income taxes	629	(5,986)	(645)	(12,395)
Income tax (benefit) expense	(212)	617	(72)	265
Net income (loss)	$841	$(6,603)	$(573)	$(12,660)

Basic income (loss) per share	$0.02	$(0.20)	$(0.01)	$(0.39)
Diluted income (loss) per share	$0.02	$(0.20)	$(0.01)	$(0.39)
Shares used to compute income (loss) per share:
Basic	39,765,051	33,111,987	39,412,681	32,832,868
Diluted	39,791,164	33,111,987	39,412,681	32,832,868

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$841	$(6,603)	$(573)	$(12,660)
Adjusting items and the tax effects:
Share-based compensation	1,519	1,556	2,642	1,914
ERP implementation	225	613	830	1,299
Severance	547	19	577	81
Process improvement initiatives	—	—	138	—
Tax rate of 23% applied to adjusting items (1)	(527)	(503)	(963)	(758)
Total adjusting items and the tax effects	1,764	1,685	3,224	2,536
Federal and state tax valuation allowances	76	825	290	2,410
Adjusted net income (loss)	$2,681	$(4,093)	$2,941	$(7,714)
Adjusted EPS	$0.07	$(0.12)	$0.07	$(0.23)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$841	$(6,603)	$(573)	$(12,660)
Income tax (benefit) expense	(212)	617	(72)	265
Interest expense, net	2,827	3,338	4,968	6,695
Depreciation and amortization	5,231	5,970	10,634	11,990
EBITDA (1)	8,687	3,322	14,957	6,290
Share-based compensation	1,519	1,556	2,642	1,914
ERP implementation	225	613	830	1,299
Severance	547	19	577	81
Process improvement initiatives	—	—	138	—
Adjusted EBITDA(2)	$10,978	$5,510	$19,144	$9,584
Adjusted EBITDA margin(2)	5.3%	2.9%	4.9%	2.7%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	June 30,		June 30,
	2025	2024	2025	2024
Contract revenues	$135,302	$130,953	$69,984	$61,214

Operating income (loss)	$6,230	$(5,466)	$(2,798)	$2,698
Other income	23	83	1	37
Depreciation and amortization	4,373	4,922	858	1,048
EBITDA (1)	10,626	(461)	(1,939)	3,783
Share-based compensation	1,338	1,494	181	62
ERP implementation	145	420	80	193
Severance	547	19	—	—
Adjusted EBITDA(2)	$12,656	$1,472	$(1,678)	$4,038
Adjusted EBITDA margin (2)	9.4%	1.1%	(2.4)%	6.6%

	Marine		Concrete
	Six months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Contract revenues	$262,465	$237,278	$131,474	$115,561

Operating income (loss)	11,008	(10,332)	(6,743)	4,440
Other income	47	131	11	61
Depreciation and amortization	8,904	9,853	1,730	2,137
EBITDA (1)	19,959	(348)	(5,002)	6,638
Share-based compensation	2,370	1,820	272	94
ERP implementation	553	874	277	425
Severance	560	81	17	—
Process improvement initiatives	93	—	45	—
Adjusted EBITDA(2)	$23,535	$2,427	$(4,391)	$7,157
Adjusted EBITDA margin (2)	9.0%	1.8%	(3.3)%	6.2%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(573)	$(12,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,274	8,326
Amortization of ROU operating leases	4,848	4,912
Amortization of ROU finance leases	4,360	3,664
Amortization of deferred debt issuance costs	612	995
Deferred income taxes	2	(38)
Share-based compensation	2,642	1,914
Gain on disposal of assets, net	(772)	(423)
Allowance for credit losses	544	162
Change in operating assets and liabilities:
Accounts receivable	(71,339)	(28,135)
Income tax receivable	(392)	(70)
Inventory	819	(261)
Prepaid expenses and other	312	723
Contract assets	33,456	10,910
Accounts payable	13,636	7,291
Accrued liabilities	(1,141)	(14,160)
Operating lease liabilities	(3,179)	(4,492)
Income tax payable	(505)	166
Contract liabilities	1,391	(16,981)
Net cash used in operating activities	(9,005)	(38,157)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,189	354
Purchase of property and equipment	(16,165)	(6,487)
Net cash used in investing activities	(14,976)	(6,133)
Cash flows from financing activities:
Borrowings on Credit Facility	77,007	29,216
Payments on Credit Facility	(67,212)	(6,809)
Payments on failed sale-leasebacks	(7,204)	—
Loan costs from Credit Facility	(323)	(343)
Payments of finance lease liabilities	(5,316)	(4,209)
Proceeds from issuance of common stock under ESPP	337	—
Payments related to tax withholding for share-based compensation	—	(34)
Exercise of stock options	108	368
Net cash (used in) provided by financing activities	(2,603)	18,189
Net change in cash, cash equivalents and restricted cash	(26,584)	(26,101)
Cash, cash equivalents and restricted cash at beginning of period	28,316	30,938
Cash, cash equivalents and restricted cash at end of period	$1,732	$4,837

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	June 30,	December 31,
	2025	2024
	(Unaudited)

Current assets:
Cash and cash equivalents	$1,732	28,316
Accounts receivable:
Trade, net of allowance for credit losses of $1,099 and $555, respectively	168,526	106,304
Retainage	43,944	35,633
Income taxes receivable	875	483
Other current	3,338	3,127
Inventory	1,841	1,974
Contract assets	50,951	84,407
Prepaid expenses and other	8,765	9,084
Total current assets	279,972	269,328
Property and equipment, net of accumulated depreciation	97,677	86,098
Operating lease right-of-use assets, net of accumulated amortization	23,708	27,101
Financing lease right-of-use assets, net of accumulated amortization	23,061	25,806
Inventory, non-current	6,954	7,640
Deferred income tax asset	17	17
Other non-current	1,334	1,327
Total assets	$432,723	$417,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$1,160	$426
Accounts payable:
Trade	111,125	97,139
Retainage	2,847	1,310
Accrued liabilities	22,610	26,294
Income taxes payable	2	507
Contract liabilities	48,762	47,371
Current portion of operating lease liabilities	5,549	7,546
Current portion of financing lease liabilities	10,997	10,580
Total current liabilities	203,052	191,173
Long-term debt, net of debt issuance costs	32,268	22,751
Operating lease liabilities	21,030	20,837
Financing lease liabilities	7,665	11,346
Other long-term liabilities	15,484	20,503
Deferred income tax liability	30	28
Total liabilities	279,530	266,638
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 40,446,476 and 39,681,597 issued; 39,735,245 and 38,970,366 outstanding at June 30, 2025 and December 31, 2024, respectively	404	397
Treasury stock, 711,231 shares, at cost, as of June 30, 2025 and December 31, 2024, respectively	(6,540)	(6,540)
Additional paid-in capital	223,593	220,513
Retained loss	(64,264)	(63,691)
Total stockholders’ equity	153,193	150,679
Total liabilities and stockholders’ equity	$432,723	$417,317

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Year Ending
	December 31, 2025
	Low Estimate	High Estimate
Net (loss) income	$(2,226)	$1,533
Income tax benefit	(291)	(50)
Interest expense, net	9,815	9,815
Depreciation and amortization	25,613	25,613
EBITDA (1)	32,911	36,911
Share-based compensation	7,604	7,604
ERP implementation	1,485	1,485
Adjusted EBITDA (2)	$42,000	$46,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation and ERP implementation.

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EPS Reconciliation

(In thousands except per share information)

(Unaudited)

	Year Ending
	December 31, 2025
	Low Estimate	High Estimate
Net (loss) income	$(2,226)	$1,533
Adjusting items and the tax effects:
Share-based compensation	7,604	7,604
ERP implementation	1,485	1,485
Tax rate of 23% applied to adjusting items (1)	(2,090)	(2,090)
Total adjusting items and the tax effects	6,999	6,999
Federal and state tax valuation allowances	(471)	(1,632)
Adjusted net income (2)	$4,302	$6,900
Adjusted EPS (2)	$0.11	$0.17

(1)	Items are taxed discretely using the Company's blended tax rate.
(2)	Adjusted net income and Adjusted EPS are non-GAAP measures that represent net income adjusted for share-based compensation and ERP implementation.